Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), dated as of May 1, 2004, by and between HI-TECH PHARMACAL CO., INC., a Delaware corporation with offices at 369 Bayview Avenue, Amityville, New York 11701 (the “Corporation”), and DAVID S. SELTZER, an individual residing at 10 Sterling Place, Lawrence, NY 11559 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

Section 1. Employment. On the date hereof (the “Effective Date”), the Corporation hereby employs the Executive and the Executive on the Effective Date accepts such employment, as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

Section 2. Duties. The Executive shall serve as President and Chief Executive Officer of the Corporation and shall properly perform such duties as may be assigned to him from time to time by the Board of Directors of the Corporation. During the term of this Agreement, the Executive shall devote substantially all of his available business time to the performance of his duties hereunder unless otherwise authorized by the Board of Directors.

Section 3. Term of Employment. The term of the Executive’s employment shall commence on the Effective Date and shall continue for three (3) years or until terminated pursuant to Section 5 hereof.

Section 4. Compensation of Employee.

4.1. Compensation. The Corporation shall pay to the Executive as annual compensation for his services hereunder a base salary (“Base Salary”) as follows: (i) for the fiscal year May 1, 2004 through April 30, 2005, the Executive shall be paid a Base Salary equal to Three Hundred and Fifty Thousand ($350,000) Dollars and (ii) for each fiscal year thereafter, the Executive shall be paid a Base Salary equal to the sum of (a) the Base Salary for the immediately preceding fiscal year and (b) an amount determined by multiplying the Base Salary in effect for the immediately preceding fiscal year by five (5%) percent. The increased Base Salary thereby established shall continue in effect and for all purposes of this Agreement be defined as Base Salary during the term of this Agreement until again adjusted as hereinabove provided.

The Base Salary shall be payable weekly less such deductions as shall be required to be withheld by applicable law and regulations.

4.2. Bonus. In addition to his annual Base Salary, the Executive may receive a bonus (“Bonus”) during each year of employment during the term of this Agreement. The Executive’s Bonus for each year shall be determined in accordance with the goals set by the Board of Directors. The Board has set target performance goals, so that if the Pre-Tax Net Income of the Corporation exceeds 120% of the prior year’s Pre-Tax Net Income, the Executive’s Bonus shall be equal to a percentage of his Base Salary, which percentage shall be the product of (i) the percentage increase of the Corporation’s Pre-Tax Net Income from the Pre-Tax Net Income of the immediately preceding year and (ii) two and one-half (2 ½). In the event the Pre-Tax Net Income of any year exceeds the Pre-Tax Net Income of the immediately preceding year, the Bonus shall accrue up to a maximum of One Hundred (100%) percent of the Base Salary. By way of illustration, in the event the Pre-Tax Net Income for fiscal 2004 is 120% of $8,970,000, the Pre-Tax Net Income for fiscal 2003, or $10,764,000, the Executive’s Bonus shall be $175,000, or 50% of the Base Salary of $350,000. In the event the Pre-Tax Net Income for fiscal 2004 is $12,558,000 or 140% over the preceding year’s Pre-Tax Net Income of $8,970,000, the Bonus will be 100% of the Base Salary or $350,000. In the event the Pre-Tax Net Income does not exceed the prior year’s Pre-Tax Net Income, there shall be no Bonus awarded to the Executive under this Section 4.2 however a bonus may still be awarded under Section 4.3. The Bonus shall be payable within thirty (30) days after the Corporation’s regularly employed independent certified public accountants (“Accountants”), in accordance with generally accepted accounting principles consistently applied, determine the Pre-Tax Net Income for such year.

4.3. Additional Bonus. In addition to his Base Salary and Bonus, the Employee may receive an additional bonus up to a maximum of one hundred (100%) percent of his Base Salary (the “Additional Bonus”), with respect to each year of employment hereunder at the discretion of the Corporation’s Board of Director, taking into account, among other things, progress towards strategic objectives not fully measured by Pre-Tax Net Income, including but not limited to the Corporation’s acquisitions, strategic alliances, and approvals of Abbreviated New Drug Applications by the Food and Drug Administration.

4.4. Pre-Tax Net Income Defined. The term “Pre-Tax Net Income” as used in Sections 4.2, 4.3 and 4.4 shall mean the net income of the Corporation prior to the payment or provision for any Federal, state or local income or other taxes, but after deducting the Executive’s Base Salary for such year, as computed by the Corporation’s Accountants in accordance with generally accepted accounting principles.

4.5. Expenses. The Corporation shall pay or reimburse the Executive for all reasonable and necessary business, travel or other expenses, upon proper documentation thereof, which may be incurred by him in connection with the rendition of the services contemplated hereunder. In order to facilitate travel by the Executive in the performance of his duties hereunder, the Corporation shall furnish the Executive, without cost to him, with a Corporation owned or leased automobile of his choice. The Corporation shall pay all the expenses of maintaining, insuring and operating said automobile upon presentation of appropriate vouchers and/or receipts to the extent that the Corporation does not pay such expenses directly.

4.6. Benefits. During the term of this Agreement, the Executive shall be entitled to participate in such pension, profit sharing, group insurance, option plans, hospitalization, group health benefit plans and all other benefits and plans as the Corporation provides to its senior executives. The Corporation shall continue to pay all premiums under the life insurance policies in force immediately prior to the date hereof.

4.7. Discretionary Payments. Nothing herein shall preclude the Corporation from paying the Executive such bonus or bonuses or other compensation as the Board of Directors, in its discretion, may authorize from time to time.

4.8. Employee Stock Options. During the term of this Agreement, the Executive shall be eligible to receive annually options to purchase a minimum amount of fifty (50,000) thousand shares of the Corporation’s Common Stock in accordance with the terms and provisions of the Corporation’s Amended and Restated Stock Option Plan (the “Plan”). Such options shall vest in accordance with the terms of the Plan, a copy of which has been provided to the Executive.

Section 5. Termination.

5.1. Base Salary and Bonus Payments. This Agreement shall terminate upon the death, Total Disability, as hereinafter defined, or termination of employment of the Executive. The Corporation shall pay to the Executive, any person designated in writing or if no such person is designated, to his estate, as the case may be, the aggregate amount of the Base Salary up to the end of the month in which death or termination of employment occurs. In the event of either death or a Total Disability, the Executive or his estate, as the case may be, shall continue to receive his Base Salary for the remaining term of this Agreement; provided, however, that (i) in the case of death, to the extent any proceeds in excess of $1,000,000 from a key man life insurance owned by the Corporation on the life of the Executive are paid to the Executive’s estate and (ii) in the case of a Total Disability, to the extent any proceeds from a disability insurance policy owned by the Corporation are paid to the Executive or his designee, the Corporation shall receive a credit against its salary payment obligations in an amount equal to the insurance proceeds paid to the Executive, his designee or his estate. In addition to the Base Salary, the Executive, his designee or his estate shall be paid an amount equal to the product of (i) the Guaranteed Bonus for such year in which death, Total Disability or termination of employment occurred and (ii) a fraction, the numerator of which are the number of months during the year of such death, Total Disability or termination of employment during which the Executive was employed by the Corporation through and including the month of his death, Total Disability or termination of employment, and the denominator of which is twelve (12).

5.2. Termination For Cause. In the event the Executive is terminated For Cause, as hereinafter defined, or because Executive wrongfully leaves his employment hereunder then, upon such occurrence, this Agreement shall be deemed terminated and the Corporation shall be released from all obligations to the Executive with respect to this Agreement except for any Base Salary and Bonuses accrued and unpaid through the date of termination.

5.3. Definitions. As used herein, the term “For Cause” shall mean (i) the Executive’s final non-appealable conviction in a court of law of any crime or offense which constitutes a felony in the jurisdiction involved, or (ii) willful misconduct, or (iii) reckless disregard of his responsibilities under this Agreement.

Section 6. Disability.

6.1. Total Disability. In the event the Executive is mentally or physically incapable or unable to perform his regular and customary duties of employment with the Corporation for a period of one hundred eighty (180) consecutive days in any one hundred eighty (180) consecutive day period during the term, the Executive shall be deemed to be suffering from a “Total Disability”.

6.2. Payment During Disability. In the event the Executive is unable to perform his duties hereunder by reason of a disability, which disability does not constitute a Total Disability, the Corporation shall continue to pay the Executive his Base Salary during the continuance of such disability; provided, however, that in the event the Executive shall, within twelve (12) months after his disability, recover sufficiently to return to work for a period of sixty (60) consecutive working days, he shall be fully reinstated. Any relapse which thereafter occurs shall be deemed to be a subsequent disability. To the extent the Corporation maintains disability insurance for its employees, the Corporation shall pay to the Executive the difference between the Executive’s Base Salary and the disability payments made under such insurance on behalf of the Employee.

Section 7. Vacations. The Executive shall be entitled to a vacation of four (4) weeks per year, during which period his Base Salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient.

Section 8. Disclosure of Confidential Information.

8.1. Disclosure. Executive recognized that he will have access to secret and confidential information regarding the Corporation, its products, know-how, customers and plans. Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Corporation and not otherwise in the public domain.

8.2. Survival. The provisions of this Section 8 shall survive Executive’s employment hereunder.

Section 9. Covenant Not To Compete.

9.1. Covenant. Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that Executive agrees, and, accordingly, Executive does hereby agree, that he will not, directly or indirectly, at any time during the Restricted Period, as hereinafter defined:

(i)	except as provided in Section 9.3 hereof, engage in any business competitive with the business conducted by the Corporation either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; or

(ii)	employ or engage, or cause or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee, representative or agent of the Corporation.

9.2. Enforceability. If any of the restrictions contained in this Section 9 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

9.3. Exception. This Section 9 shall not be construed to prevent Executive from owning, directly and indirectly, in the aggregate, an amount not exceeding five percent (5%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

9.4. Restricted Period Defined. The term “Restricted Period”, as used in this Section 9, shall mean the period of one (1) year after the date Executive leaves his employment hereunder.

9.5. Survival. The provisions of this Section 9 shall survive the termination of Executive’s employment hereunder and until the end of the Restricted Period as provided in Section 9.4 hereof.

Section 10. Change in Control.

10.1. Payment on Change in Control. In the event of a Change in Control, as hereinafter defined, of the Corporation at any time during the term of the Executive’s employment hereunder, followed by the Executive’s employment hereunder being terminated for any reason whatsoever, including voluntary termination of the Executive within twenty-four (24) months of a Change in Control, by the Executive or the Corporation and/or its successor, the Corporation and/or its successor shall be obligated to furnish the Executive with an office consistent with the office provided to the Executive immediately prior to such termination at a comparable location for a period of one (1) year and to pay to the Executive a lump sum in an amount equal to three (3) times: (i) the Salary to be paid to the Executive pursuant to Section 4.1 hereof for the calendar year in which such termination occurs, plus (ii) the bonus declared payable to the Executive for the immediately preceding calendar year. The payment of the above amount shall be made as soon as practicable after Executive’s termination of employment, but in no event more than thirty (30) days after termination and shall be in addition to any other payments to which the Executive may be entitled pursuant to Sections 4.1, 4.2 and 4.3 hereof. In addition, the Corporation shall: (i) continue to allow Executive to participate in the hospitalization, group health benefit and disability plans of the Corporation for 24 months from the date of Executive’s termination of employment on the same terms and conditions as immediately prior to Executive’s termination (or provide the equivalent thereof if such plans do not allow such participation), (ii) continue to pay to Executive the automobile allowance provided in Section 4.5 hereof until the end of the automobile lease then in effect (but not for more than three (3) years) and (iii) provide appropriate outplacement services the cost of which shall not exceed $15,000 as selected by the Executive for up to 12 months from the date of

Employee’s termination of employment. In the event it shall be determined that any payment or distribution to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph of Section 10.1 (a “Payment”)) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) in connection with a Change in Control of the Corporation or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) from the Corporation in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

10.2. Change in Control Defined. A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i)	Acquisition of Stock by Third Party. Any Person (as hereinafter defined) is or becomes the Beneficial Owner (as hereinafter defined), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation’s then outstanding securities and such Person has initiated in the past or thereafter initiates actions or demonstrates an intent to influence or control the business, affairs or management of the Corporation or to cause the Corporation to enter into a transaction or a series of transactions with such Person or a third party without the prior consent or request of the Board of Directors;

(ii)	Change in Board of Directors. During any period of 12 months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii)	Corporate Transactions. The effective date of a merger or consolidation of the Corporation with any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

(iv)	Liquidation. The approval by the shareholders of the Corporation of a complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets;

(v)	Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement.

(vi)	Certain Definitions. For purposes of this Section 10, the following terms shall have the following meanings:

(a)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(b)	“Person” shall have the meaning as set forth in Section 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Corporation, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and (iii) any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Company.

(c)	“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act: provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the shareholders of the Corporation approving a merger of the Corporation with another entity.

Section 11. Miscellaneous.

11.1. Injunctive Relief. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Executive agrees that any breach or threatened breach by him of Sections 8 or 9 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more of all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

11.2. Assignment. Neither Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement.

11.3. Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, if any, whether oral or written, between the Executive and the Corporation and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

11.4. Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors and permitted assigns.

11.5. Captions. The captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, postage prepaid to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof.

11.7. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York.

11.8. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

HI-TECH PHARMACAL CO., INC.

By:	/S/ BERNARD SELTZER
BERNARD SELTZER

/S/ DAVID S. SELTZER
DAVID S. SELTZER

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